EXHIBIT 10.3(b)

2004 EQUITY COMPENSATION PLAN

EMPLOYEE

RESTRICTED STOCK GRANT

TERM SHEET

Cephalon, Inc. (“Company”) as specified in the Compensation Award Notice of Restricted Stock Grant (“Notice”) hereby grants to the person named in the Notice (“Grantee”) as of the date printed on the Notice (“Date of Grant”), the right to receive from the Company the total number of shares of restricted stock listed in the Notice, upon and subject to the terms and conditions set forth below.

1.             Grant of Restricted Stock.

(a)           Subject to the terms and conditions set forth herein and in the 2004 Equity Compensation Plan (“Plan”), the Company hereby grants to Grantee, as of the Date of Grant, the right to receive shares of the Company’s common stock (“Granted Shares”) upon the lapse of certain restrictions in accordance with the terms of the Plan and these terms and conditions.

(b)           This grant shall become null and void unless the Grantee shall accept these terms and conditions by executing the Employee Acknowledgement on the Compensation Award sheet and returning it to Human Resources. The Company will not issue any portion of the Granted Shares until all of the restrictions on that portion of the Granted Shares have lapsed.

2.             Restrictions.

(a)           Restriction Period.  The restrictions on the Granted Shares (described in Section 2(b) below) shall lapse, and the Granted Shares shall no longer be forfeitable (as described in Section 3 below), in accordance with the following schedule:

Date	Granted Shares Becoming Nonforfeitable
1st Anniversary	25% of Granted Shares
2nd Anniversary	50% of Granted Shares
3rd Anniversary	75% of Granted Shares
4th Anniversary	100% of Granted Shares

(b)           The period during which any portion of the Granted Shares actually remains subject to the restrictions of Section 2(b) below is referred to herein and in the Plan as the “Restriction Period” for such portion of the Granted Shares.

(c)           Restrictions on Transfer; Shares Subject to Forfeiture.  Grantee may not sell, assign, transfer, pledge or otherwise dispose of any portion of the Granted Shares at any time during the Restriction Period for such Granted Shares, except to a Successor Grantee (as defined in the Plan) or as otherwise permitted under the Plan.

(d)           Certificates.  Unless the Granted Shares are forfeited pursuant to Section 3 below, at the end of the Restriction Period applicable to each portion of the Granted Shares, Grantee will be entitled to receive an unrestricted certificate representing that portion of the Granted Shares.

3.             Termination of Employment, Death and Disability.

(a)           Should Grantee’s employment by the Company or one of its subsidiaries terminate (other than by reason of death) during the Restriction Period, Grantee will forfeit all of the Granted Shares as to which the Restriction Period has not expired on or before the effective date of such termination.

(b)           Should Grantee die during the Restriction Period, all restrictions imposed under Section 2(b) above with respect to such Granted Shares shall lapse and such shares shall become transferrable and nonforfeitable.

4.             Privilege of Stock Ownership.

                Grantee shall not have, with respect to any Granted Shares, the right to vote the shares or the right to receive any cash or other dividends declared thereon, until the Restriction Period has expired with respect to such Granted Shares.

5.             Certain Corporation Transactions.

(a)           “Change in Control” shall mean a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than thirty percent (30%) of the combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept; or (ii) a change in the composition of the Board over a period of twenty-four (24) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either: (1) have been Board members continuously since the beginning of such period, or (2) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (1) who were still in office at the time such election or nomination was approved by the Board.

(b)           “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 75% of the Company’s assets in a single or related series of transactions.

(c)           “Involuntary Termination” shall mean the termination of the service of any grantee under the Plan which occurs by reason of (i) such individual’s involuntary dismissal or discharge by the Company or the successor thereto for reasons other than Misconduct (as defined below), or (ii) such individual’s voluntary resignation, in either case following: (a) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any nondiscretionary and objective-standard incentive payment or bonus award) by more than ten percent (10%) in the aggregate or (c) a relocation of such individual’s place of employment by more than fifty (50) miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual’s consent.  For purposes of this definition, the term “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by a grantee under the Plan, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company or its successor in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company or its successor may consider as grounds for the dismissal or discharge of Grantee.

(d)           In the event of any Corporate Transaction, if the Restriction Period has not expired with respect to any of the Granted Shares, the expiration of all such Restriction Periods shall automatically accelerate so that immediately prior to the specified effective date for such Corporate Transaction, all restrictions applicable to the Granted Shares shall lapse.  However, the restrictions on any Restricted Stock Grant shall not so lapse if and to the extent: (i) such Grant is, in connection with such Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a restricted stock grant for shares of the capital stock of the successor corporation or parent thereof having comparable value and terms, (ii) such Grant is to be replaced with a cash incentive option or award of the successor corporation which preserves the value of the Grant existing at the time of such Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Grant, (iii) such Grant is to be replaced by a grant under another incentive program which the Committee determines is reasonably equivalent in value, or (iv) the lapse of restrictions with respect to such Restricted Stock Grant is subject to other limitations imposed by the Committee at the time of the Grant.  The determination of comparability under clauses (i), (ii) or (iii) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

(e)           Upon the cessation of service of a grantee under the Plan by reason of an Involuntary Termination within thirty-six (36) months after a Corporate Transaction in which his or her outstanding Grants are assumed or replaced pursuant to clauses (d)(i), (ii) or (iii) above, all restrictions applicable to each such Grant under clause (i) shall lapse with respect to the total number of shares of stock at the time subject to such Grant, and the cash incentive program under clause (ii) or other incentive program under clause (iii) shall become fully vested.  In addition, upon a Grantee’s cessation of service by reason of an Involuntary Termination within thirty-six (36) months after a Change in Control, all restrictions applicable to Restricted Stock Grants shall lapse, with respect to the total number of shares of Company Stock at the time subject to such Grant.

(f)            Immediately following the consummation of a Corporate Transaction, this grant shall terminate and cease to remain outstanding, except to the extent assumed by the successor corporation or its parent company.

(g)           This grant, if assumed in connection with a Corporate Transaction, shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to Grantee, upon consummation of such Corporate Transaction.

(h)           The provisions of Section 5(d) shall not operate as a limitation on the Committee’s discretionary authority, exercisable either at the time of the Grant or at any time while the Grant remains outstanding, to provide for the lapse of all restrictions applicable to a Restricted Stock Grant upon the occurrence of any change in the Company’s organization, ownership or structure not otherwise within the definition of a Corporate Transaction or a Change in Control.  The Committee also shall have full power and authority to condition any such restriction lapse upon the Optionee’s cessation of service by reason of an Involuntary Termination within a specified period following any such event.

(i)            The acceleration or substitution of Grants under this Section 5 shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.             Election to Withhold Shares.

Grantee may make an election to satisfy the Company income tax withholding obligation with respect to the Granted Shares by having shares withheld up to an amount that does not exceed Grantee’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee.  If Grantee is a director or officer (within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended), such election must be irrevocable and must be made six months prior to the date on which all restrictions lapse with respect to such Granted Shares.

7.             Compliance with Laws and Regulations.

(a)           This grant is subject to compliance by the Company and Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Company’s common stock may be listed at the time of such exercise and issuance.

(b)           In connection with this grant, Grantee will execute and deliver to the Company such representations in writing as may be requested by the Company so that it may comply with the applicable requirements of federal and state securities laws.

8.             Liability of Company.

(a)           If the Granted Shares exceed, as of the Date of Grant, the number of shares that may without shareholder approval be issued under the Plan, then this grant will be void with respect to such excess shares unless shareholder approval of an amendment sufficiently increasing the number of shares issuable under the Plan is obtained in accordance with the provisions of the Plan.

(b)           The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any common stock pursuant to this option will relieve the Company of any liability with respect to the non-issuance or sale of the common stock as to which such approval is not obtained.

9.             No Employment Contract

Nothing herein or in the Plan confers upon Grantee any right to continue in the employ of the Company (or any subsidiary) or interferes with or restricts in any way the rights of the Company (or any subsidiary), which are hereby expressly reserved, to discharge Grantee at any time for any reason or no reason, with or without cause.  Except to the extent the terms of any employment contract between the Company (or any subsidiary) and Grantee may expressly provide otherwise, neither the Company nor any of its subsidiaries is under any obligation to continue the employment of Grantee for any period of specified duration.

10.           Notices.

Any notice required to be given or delivered to the Company under the terms herein will be in writing and addressed to the Company in care of its Senior Vice President, Human Resources, at its corporate office at 145 Brandywine Parkway, West Chester, Pennsylvania 19380.  Any notice required to be given or delivered to Grantee will be in writing and addressed to Grantee at the address provided on the notice of grant or such other address provided in writing by Grantee to the Company.  All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.           Construction.

(a)           These terms and conditions and the grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. Capitalized terms not otherwise defined herein that are defined in the Plan shall have the meaning specified in the Plan.

(b)           All decisions of the Committee with respect to any question or issue arising under the Plan or these terms and conditions will be conclusive and binding on all persons having an interest in this grant.